SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2005

MS Structured Asset Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-101155	13-4026700

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, Second Floor New York, New York Attention: Madhu Philips	10036

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-761-2520

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Section 8         Other Events

Item 8.01         Other Events

     On July 20, 2005, in response to the termination of reporting obligations by Sears Roebuck Acceptance Corp. under the Securities and Exchange Act of 1934 (the “Exchange Act”), MS Structured Asset Corporation (“MSSAC”) together with LaSalle Bank, in its capacity as trustee for the SATURNS 2003-1 Trust (the “Trust”), approved and executed a Supplemental Trust Agreement No. 1 (the “Supplemental Trust Agreement”), which was included as Exhibit 4.1 of MSSAC’s Form 8-K filed on July 25, 2005. This Supplemental Trust Agreement amended the trust agreement for SATURNS 2003-1 to allow the trust to withdraw the listing of its SATURNS Sears Roebuck Acceptance Corp. Series 2003-1 Callable Units (the “Units”) on the New York Stock Exchange (“NYSE”) and permit the unitholders to elect whether to maintain their ownership of the Units or to liquidate their Units. On July 7, 2005, MSSAC submitted an application for withdrawal from listing of the Units pending the approval and execution of this Supplemental Trust Agreement. Notice of MSSAC’s application was issued by the SEC on August 10, 2005. The Notice has not been published in the Federal Register as of the date of this filing. Further information regarding the MSSAC application for delisting can be found at www.sec.gov/rules/delist.shtml.

     Pursuant to Supplemental Trust Agreement No. 1, MSSAC prepared a Notice to Unitholders (the “Notice”), which was included as Exhibit 4.2 of MSSAC’s Form 8-K filed on July 25, 2005, notifying unitholders of their rights under the Trust Agreement and the Supplemental Trust Agreement No. 1. Such Notice provided for partial liquidation of the Trust on August 16, 2005 for unitholders electing liquidation as to their Units, provided such election was made on or before August 8, 2005. A portion of the holders of the Units have elected for such liquidation to occur. Accordingly, pursuant to the terms of the Supplemental Trust Agreement, the Trust has been divided and terminated such that (i) the holders electing such liquidation will receive cash proceeds of a liquidation of their allocable portion of the Trust Assets (the “Liquidating Trust”) and (ii) the other holders will hold Units that will cease to be listed on the NYSE and cease to be subject to reporting obligations under the Exchange Act. Beginning on August 16, 2005, the Liquidating Trust will conduct a liquidation of its assets in accordance with the Supplemental Trust Agreement.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 12, 2005

MS STRUCTURED ASSET CORP. (Registrant) By: /s/ Madhu Philips Name: Madhu Philips Title: Vice President